 As filed with the Securities and Exchange Commission on September 29, 2000

                                                           Registration No. 333-
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                  Xceed Inc.
            (Exact Name of Registrant as Specified in Its Charter)

  Delaware                                                           7373        13-3006788
  (State or Other Jurisdiction              (Primary Standard Industrial      (I.R.S. Employer
of Incorporation or Organization)            Classification Code Number)     Identification No.)

                    233 Broadway, New York, New York 10279
                                (212) 553-3112
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                    Howard Tullman, Chief Executive Officer
                                  Xceed Inc.
                    233 Broadway, New York, New York 10279
                                (212) 553-3112
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                           Victoria A. Baylin, Esq.
                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        1333 New Hampshire Avenue, N.W.
                            Washington, D.C. 20036
                                (202) 887-4000

  Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.[X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE

                                                             Proposed Maximum    Proposed Maximum
                                           Amount to be          Offering            Aggregate          Amount of
                                        Registered (1)      Price Per Share (2)   Offering Price     Registration Fee
   Title of Shares to be Registered

Common Stock, par value $.01 per
 Share  .............................        32,108,787            $1.82815           $58,699,679          $15,497

(1) This Registration Statement also covers an indeterminate number of additional shares of common stock that may be issued to the selling shareholders, with respect to the shares of common stock registered hereby, in the event of a stock dividend, stock split, recapitalization or other similar change in the common stock.

(2) The proposed maximum offering price per share is estimated for purposes of this filing pursuant to Rule 457(c) based upon the average of the high and low selling prices on September 28, 2000.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                     SUBJECT TO COMPLETION, DATED __, 2000

PROSPECTUS
                                    [LOGO]

                       32,108,787 Shares of Common Stock

   This prospectus relates to up to 32,108,787 shares of common stock of Xceed Inc. which may be offered from time to time by certain existing shareholders of Xceed. Xceed will not receive any of the proceeds from the sale of the common stock. Xceed will bear the costs relating to the registration of the common stock which are estimated to be approximately $32,497.

   The common stock is being registered in connection with Xceed's issuance to Peconic Fund, Ltd., Leonardo, L.P. and HFTP Investment, L.L.C. of an aggregate of 30,000 shares of its Series A Cumulative Convertible Preferred Stock, par value $0.05 per share issued on January 13, 2000.

  Xceed agreed to register for resale all shares of common stock of Xceed issuable to the above entities on conversion of the shares of Series A Cumulative Preferred Stock issued to each of them. This prospectus also covers such additional shares of common stock as may be issuable to the selling shareholders in the event of a stock dividend, stock split, recapitalization or other similar change in the common stock.

  The selling shareholders may sell the shares from time to time at fixed prices, market prices, prices computed with formulas based on market prices or at negotiated prices and may engage a broker or dealer to sell the shares. For additional information on the selling shareholders' possible methods of sale, you should refer to the section of this prospectus entitled "Plan of Distribution" on page 5.

  Our common stock is traded on the Nasdaq National Market under the symbol "XCED". On September 28, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $1.8125 per share.

  Any investment in the shares of common stock included herein involves risk. See "Risk Factors" beginning on page 4 to read about certain risks you should consider before buying shares of our common stock.

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Information contained herein is subject to completion or amendment. A registration relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under laws of any such jurisdiction.

                    The date of this prospectus is __, 2000

                               Table of Contents

Xceed Inc.   ....................................................................................    1
Risk Factors  ...................................................................................    3
Forward-Looking Statements  .....................................................................    3
Selling Shareholders  ...........................................................................    4
Plan of Distribution  ...........................................................................    4
Use of Proceeds  ................................................................................    5
Our Business  ...................................................................................    6
Legal Matters  ..................................................................................   15
Experts  ........................................................................................   16
Where You Can Find More Information  ............................................................   16

                                  XCEED INC.

Our Business

  We are Interactive Architects who provide Internet professional services that seek to transform the way companies conduct eBusiness. Through our multi-disciplined methodology, we offer a full range of services that allow us to deliver end-to-end solutions enabling companies to capitalize on the reach and efficiency of the Internet. Our key competencies include:

  . strategic consulting--creating specialized business plans and models to enable our clients to operate and improve their eBusinesses;

  . creative design--developing robust visual and interactive web site content and graphics;

  . technology integration--combining third-party products with our customized technology applications and components to create a specialized, technical infrastructure for our clients;

  . business transformation--implementing and integrating new eBusiness models and technology with our clients' existing operations;

  . research and analysis--conducted through our Xceed Intelligence group that covers 13 industries; and

  . marketing and branding--promoting our clients' eBusinesses, services and brands to their existing and target customers and industry segment.

  Our multi-disciplined methodology enables us to provide our clients with solutions to:

  . strengthen relationships with customers and business partners in both business-to-business and business-to-consumer environments;

  .  create new revenue and distribution opportunities; and

  . reduce costs and improve operating efficiencies, productivity and internal communications.

  Our strategic, technical and creative personnel collaborate to address the full range of end-to-end solutions required to meet the increasingly large and complex needs of an expanding, sophisticated client base. The industry in which we operate is time-to-market sensitive, and we believe that we provide faster project delivery than many of our competitors due to our ability to use previously developed technology applications for multiple client engagements. Our proven methodology provides a framework to assess and execute each stage of a client engagement. By delivering our services in a seamless and integrated fashion, we guide our clients from concept to launch and deployment of their eBusinesses.


Our Market Opportunity

  The emergence and acceptance of the Internet as a new global medium has fundamentally changed the way that consumers and businesses communicate, obtain information, purchase goods and services and transact business. eBusiness, which is business that combines the reach and efficiency of the Internet with both emerging and existing technologies, is significant for many companies, regardless of industry or location. International Data Corporation, an independent market research firm, expects dramatic growth in total eBusiness transaction volume, projecting an increase from $111.4 billion last year to $1.3 trillion in 2003, representing a compound annual growth rate of 85%. With the expanding creative and technical demands of supporting eBusiness, companies are increasingly outsourcing their eBusiness functions to capitalize on the competencies of Internet professional services companies. According to International Data Corporation, this trend will help increase the demand for Internet professional services from $12.9 billion last year to $78.5 billion in 2003, representing a compound annual growth rate of 57%.

Recent Developments

  We were founded in 1979 and primarily manufactured and marketed first aid burn products and provided business travel services to corporations until 1998. During recent years, we decided to pursue a number of strategic acquisitions designed to shift our corporate focus to the provision of Internet professional services. As part of this decision, we changed our name from Water-Jel Technologies, Inc. to Xceed Inc. in March 1998.

  Since August 1998, we have acquired 12 companies engaged in operations such as Internet consulting, interactive marketing and e-commerce development strategies, custom software design, systems administration and strategic consulting for mergers and acquisitions, process management and large systems implementation. These acquisitions have allowed us to expand our existing Internet professional services operations, as well as develop a more expansive geographic presence. Through these acquisitions, personnel with expertise in systems solutions, consulting, eBusiness and e-commerce joined our company. We have grown from 237 employees as of August 31, 1999 to 623 employees as of August 31, 2000.

  Until recently, we operated two divisions that were not aligned with our current corporate focus. These two divisions were Water-Jel Technologies, our first aid burn product division, and Journeycorp, our business travel division. We sold Water-Jel in January 2000 and Journeycorp in July 2000. We are currently exploring various strategic alternatives with respect to our performance enhancement business, including the possible sale of all or part of this business.

Our Offices

  Our principal executive offices are located at 233 Broadway, New York, New York 10279. Our telephone number at that location is (212) 553-3112. We also have offices in Atlanta, Chicago, Colorado Springs, Dallas, Los Angeles, Phoenix, San Francisco, Amsterdam and London. Our Internet address is www.xceed.com. The information contained on our web site is not incorporated by reference in this prospectus and shall not be considered a part of this prospectus.

                                 RISK FACTORS

  A purchase of our common stock involves risk. Please see our annual report on Form 10-K/A for the fiscal year ended August 31, 1999 for a discussion of risks that could harm our business, financial condition, operating results and stock price. You should carefully consider these factors and the other information in this prospectus in evaluating us and deciding whether to purchase our common stock.

                          FORWARD-LOOKING STATEMENTS

  The statements contained in this prospectus that are not historical facts are "forward-looking statements," as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Examples of these forward-looking statements include, but are not limited to:

  . our plans to expand our existing operations through acquisitions and the hiring of additional personnel;

  .  expectations of anticipated benefits of our acquisitions;

  .  estimates of future operating results;

  . expectations of generating a significant portion of our revenues from a limited number of large clients;

  .  plans to further develop and commercialize value-added services;

  . expectations regarding our relationships with clients and other third parties;

  .  expectations of pricing for our services in the future;

  .  our ability to successfully launch a branding campaign;

  .  our anticipated capital expenditures;

  . other statements contained in this prospectus regarding matters that are not historical facts; and

  . our plans with respect to strategic alternatives regarding our performance enhancement business.

  These statements are only estimates or predictions and cannot be relied upon. We can give you no assurance that future results will be achieved. Actual events or results may differ materially as a result of risks facing us or actual results differing from the assumptions underlying such statements. These risks and assumptions could cause actual results to vary materially from the future results indicated, expressed or implied in the forward-looking statements included in this prospectus.

  All forward-looking statements made in this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the factors listed above in the section captioned "Risk Factors" and other cautionary statements included in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.

                             SELLING SHAREHOLDERS

  The shares of common stock covered by this prospectus, assuming conversion of the Series A Cumulative Convertible Preferred Stock by the current holders thereof, will be held by three selling shareholders upon such conversion.

  Under the Certificate of Designations, Preferences and Rights of Series A Cumulative Convertible Preferred Stock for the Series A Cumulative Convertible Preferred Stock, no selling shareholder may convert shares of Series A Cumulative Convertible Preferred Stock to the extent such conversion would cause such selling shareholder's beneficial ownership of our common stock (other than deemed beneficially owned through ownership of unconverted shares of the Series A Cumulative Convertible Preferred Stock and exercise of the related warrants) to exceed 4.99% of the outstanding shares of our common stock.

  Any selling shareholder listed below may or may not choose to sell all of the shares of common stock owned by it.

                                                 Securities          Securities Which         Securities
                                                Owned Before        May be Sold in the        To Be Owned
           Name of Shareholder                    Offering               Offering           After Offering(/1/)
 Leonardo, L.P.                                    814,471              10,702,929                  0


 Peconic Fund, Ltd.                                664,470              10,702,929                  0


 HFTP Investment, L.L.C.                           964,471              10,702,929                  0

(1) Assumes all shares of common stock underlying the Series A Cumulative Convertible Preferred Stock and related warrants will be sold by the selling stockholders.

                             PLAN OF DISTRIBUTION

  We have filed a registration statement relating to the shares of common stock being offered hereunder in connection with the Registration Rights Agreement, dated January 13, 2000, by and among Xceed, Leonardo, L.P., Peconic Fund, Ltd. and HFTP Investment, L.L.C. and the Agreement, dated April 4, 2000, by and among Xceed, Leonardo, L.P. Peconic Fund, Ltd. and HFTP Investment, L.L.C.

  The selling shareholders (and their respective pledgees, transferees, donees or other successors in interest) may offer and sell the shares of common stock covered by this prospectus from time to time as follows:

  .  in the open market

  .  on the NASDAQ National Market;

  .  in privately negotiated transactions;

  .  in an underwritten offering; or

  .  a combination of such methods or any other legally available means.

  Such sales may be made at varying prices determined by reference to, among other things:

  .  market value prevailing at the time of the sale;

  .  prices related to the then-prevailing market price; or

  .  negotiated prices.

  Negotiated transactions may include:

  . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

  . ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

  . block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction.

  In connection with distributions of our common stock, any selling shareholder may:

  . enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders;

  . sell our common stock short and deliver the common stock to close out such short positions;

  . enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, which may then resell or otherwise transfer such common stock; and

  . loan or pledge our common stock to a broker-dealer which may then sell our common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

  Broker dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. The selling shareholders and any broker executing selling orders on behalf of the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.


                                USE OF PROCEEDS

  The shares of common stock covered by this prospectus will be offered for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares of common stock. The principal reason for this offering is to enable the selling shareholders to resell the common stock they acquire on the conversion of the Series A Cumulative Convertible Preferred Stock and the exercise of the warrants.

                                 OUR BUSINESS

Overview

  We are Interactive Architects who provide Internet professional services that seek to transform the way companies conduct eBusiness. Using a proven, multi-disciplined methodology, we offer a full range of services that allow us to deliver end-to-end solutions enabling companies to capitalize on the reach and efficiency of the Internet. Our key competencies include:

  . strategic consulting--creating specialized business plans and models to enable our clients to operate and improve their eBusinesses;

  . creative design--developing robust visual and interactive web site content and graphics;

  . technology integration--combining third-party products with our customized technology applications and components to create a specialized, technical infrastructure for our clients;

  . business transformation--implementing and integrating new eBusiness models and technology with our clients' existing operations;

  . research and analysis--conducted through our Xceed Intelligence group that covers 13 industries; and

  . marketing and branding--promoting our clients' eBusinesses, services and brands to their existing and target customers and industry segment.

  Our Internet professional services clients are a combination of multinational corporations, mid-to-large-sized companies and startups operating in various industries, such as computers and technology, entertainment, financial services, healthcare and pharmaceuticals, retail and telecommunications. These clients include CBS, Casual Corner, Compaq, HBO, Motorola, Nestle, Pitney Bowes and Warner Bros. Online. We provide our clients with solutions to:

  . strengthen relationships with customers and business partners in both business-to-business and business-to-consumer environments;

  .  create new revenue and distribution opportunities; and

  . reduce costs and improve operating efficiencies, productivity and internal communications.

  Our strategic, technical and creative personnel collaborate to address the full range of end-to-end solutions required to meet the increasingly large and complex needs of an expanding, sophisticated client base. The industry in which we operate is time-to-market sensitive, and we believe that we provide faster project delivery than many of our competitors due to our ability to use previously developed technology applications for multiple client engagements. Our proven methodology provides a framework to assess and execute each stage of a client engagement. By delivering our services in a seamless and integrated fashion, we guide our clients from concept to launch and deployment of their eBusinesses.


Industry Background

Emergence and growth of the Internet

  The emergence and acceptance of the Internet as a new global medium has fundamentally changed the way that consumers and businesses communicate, obtain information, purchase goods and services and transact business. According to International Data Corporation, an independent market research firm, the number of worldwide Internet users will increase from 196 million at the end of last year to 502 million by the end of 2003, representing a compound annual growth rate of 27%. International Data Corporation also estimates that Internet content, measured by the number of web pages worldwide, will increase from 1.7 billion pages in 1999 to 13.1 billion pages in 2003, representing a compound annual growth rate of 67%.

  Initially, companies used the Internet as a means of advertising or promoting their businesses. Typically they published web sites with read only, brochure-like information intended to enhance internal and external communications. Companies either used their own internal design and information technology resources or hired online advertising agencies and web design firms to develop and deploy their initial web sites. Businesses quickly recognized the Internet's potential to enhance their ability to attract and serve clients and viewed the Internet as a medium to differentiate themselves and gain a competitive advantage.

  The next stage in the adoption of the Internet as a business medium typically involved the construction of systems that enabled limited types of transactions to be conducted over the Internet or that focused on improvements in procurement and distribution. At this stage, companies came to view the Internet primarily as another channel to their core business. In order to build these sorts of eBusiness systems, companies were required to shift their focus from simple web design to the integration of client/server applications with those systems. Because internal marketing and information technology, or IT departments, often lacked the resources or capabilities to build these systems, firms increasingly began to hire traditional IT services firms focused on the integration of client/server systems and traditional marketing services firms to complement the services of web design firms.


Growth of eBusiness

  Today, many companies recognize that the Internet offers even greater potential for enhancing or defending their competitive positions. These companies understand that the Internet is redefining the key determinants of business success and the way business is conducted. In our view, this understanding has led to the emergence of eBusiness, which is business that combines the reach and efficiency of the Internet with both emerging and existing technologies.

  The emergence of eBusiness is significant for companies across many industries. International Data Corporation expects significant growth in total eBusiness transaction volume, projecting an increase from $111.4 billion last year to $1.3 trillion in 2003, representing a compound annual growth rate of 85%. In many industries, physical or capital assets are becoming less important as barriers to entry. The Internet is reducing the effect of geographic barriers, providing access to the best prices worldwide and challenging the way many businesses have historically competed. Competition can come from new, unexpected sources in addition to traditional ones. The ability to differentiate products or services and to price advantageously is greatly enhanced as the consumer is given more information, choice and power. In light of all of these factors, many new and established companies are expanding or creating their businesses to integrate eBusiness capabilities.


Market for Internet professional services

  The development and implementation of Internet-based solutions require the successful integration of strategic consulting, creative design, application development and systems engineering skills. Historically, expertise in these areas either has not existed within an organization or has been located in disparate functional areas. Accordingly, many businesses have chosen to outsource a significant portion of the development, design, implementation and maintenance of their intranets, extranets, web sites and e-commerce applications to independent service providers who can capitalize on their accumulated strategic, creative and technical expertise. Such outsourcing needs have generated worldwide demand for Internet professional services, which International Data Corporation estimates will grow from $12.9 billion last year to $78.5 billion in 2003, representing a compound annual growth rate of 57%.

  Companies are increasingly looking for firms that can supply end-to-end strategic consulting, creative design, application development, systems engineering skills and other value-added services. Many traditional service providers lack the requisite expertise to implement comprehensive Internet-based solutions. Many IT services firms lack the creative and marketing skills required to build audiences and deliver unique and compelling content as well as Internet expertise and implementation capabilities. Advertising and marketing communications firms typically cannot provide the extensive technical skills and systems integration expertise required to deliver the increasingly complex solutions demanded by clients. Many strategic consulting firms do not offer Internet expertise, marketing perspective and implementation capabilities to deliver comprehensive solutions. A number of Internet professional services firms have emerged to address these needs. We believe that we are one of the few firms that have the depth, management and infrastructure necessary to deliver the end-to-end solutions required to meet the increasingly larger and more complex projects and needs of an expanding, and sophisticated client base.

  We believe that the rapidly increasing demand for Internet solutions has created significant market opportunities for us, as we are able to address the full range of end-to-end solutions.


The Xceed Solution

  We help our clients use the Internet to develop and enhance their eBusinesses and interact effectively, both internally with employees and externally with vendors, suppliers and customers. To enhance our clients' core businesses, operations and communications, we:

  . Follow a proven methodology.    Our multi-disciplined branded methodology is
    designed to carefully plan and implement successful and innovative eBusinesses for our clients. Our methodology clarifies client expectations, helps our clients achieve faster project delivery, reduces project delivery risks and is cost effective.

  . Provide an integrated services offering.   Our integrated and collaborative
    team delivers end-to-end strategic consulting, creative design, technology integration, business transformation, research and analysis and marketing and branding in a seamless package. Our research and analysis department, Xceed Intelligence, provides industry-specific knowledge that helps our clients obtain competitive advantages. We are able to build our clients' eBusinesses "Front to Back and Inside Out." We first help our clients integrate Internet strategies with their core business objectives through use of our end-to-end strategic consulting, creative design, marketing and technology capabilities (Front). We then integrate web-based applications with the client's existing systems, using existing and emerging technologies
    (Back). Finally, we apply e-commerce solutions and consulting, using our industry and marketing expertise, to enhance existing business processes and identify new business processes and opportunities created by the Internet (Inside Out). We believe that by providing our clients with a full range of professional services, we are able to meet their eBusiness needs on an ongoing basis.

  . Develop strong client relationships.   We believe that building strong,
    long-term relationships with our clients is an essential element of our business. We work closely with our clients to understand, predict and address their evolving business needs. Our strong, long-term relationships allow us to more accurately meet our clients' objectives and expectations. In many instances, we have been engaged by a client to work on multiple projects. In addition, we often assist our clients in locating and contracting with vendors and suppliers, identifying partners for strategic alliances and joint ventures and identifying potential investors.

  . Provide faster project delivery.   Our client engagements are becoming
    larger and more complex and need to be completed in shorter timeframes. We have developed a library of industry-specific technology applications that reduce time to market for deliverables. We believe this library gives us a competitive advantage and lowers maintenance requirements and implementation risk. Our applications library continues to grow as projects are completed, and many of our technology applications can be used for more than one client or for more than one engagement. In addition, our employees have developed a broad base of knowledge and best practices through numerous service engagements and from prior experience. We capture this broad range of knowledge and best practices throughout our organization and disseminate the information through training, orientation and a firm-wide database and intranet. We leverage intellectual capital to systemize and accurately predict project completion.

  . Deliver robust and scalable technology.   Our engineers provide application
    development and systems integration services by employing proven and emerging Internet technologies. We have relationships with leading software and hardware vendors that often provide us with early access to their training, product support and technology. These relationships help us add value to our clients' businesses and operations. We are able to combine third-party products with custom technology applications and components that we have designed and developed, which allow us to create a specialized, technical infrastructure for a client's particular needs. This technical infrastructure is scalable and can be modified at a later date to adapt to a change in the way the client conducts its business.

Strategy

  Our objective is to enhance our position as an Interactive Architect for Fortune 1000, Global 2000 and other companies seeking to build eBusinesses. In order to achieve this goal, we are pursuing the following strategies:

  . Continue to build brand awareness and attract new clients.   We plan to
    continue to build our brand and identity, grow our sales efforts and expand our skill set to acquire new clients seeking comprehensive Internet professional solutions. We believe that brand and identity, together with our full range of end-to-end service offerings and a proven, multi-disciplinary methodology will be important factors for our future success. We have been able to generate business based on word-of-mouth and our reputation, and in order to further develop our brand and identity, we believe that we will need to launch a branding campaign, which will be funded through a portion of the proceeds of this offering.

  . Develop additional business through our relationships with existing clients.
    We seek to gain a comprehensive understanding of our clients and their businesses and work closely with their senior managements to understand, predict and address their strategic business needs. We often seek to leverage our client relationships to expand the scope and length of current projects and to enter into additional projects. We believe that our reputation for providing innovative and sophisticated services allows us to deepen relationships with existing clients, which has led to in an increase in referrals for engagements with new clients. We also plan to develop more applications and systems, such as pricing modules, that will allow us to have greater contact with our clients once a specific project has been completed.

  . Attract, train, retain and motivate experienced professionals and maintain
    creative leadership.   Our growth and our ability to provide strategic
    Internet professional services are based in large part on our abilities to attract, train, retain and motivate experienced professionals and maintain creative leadership. We actively expand our existing expertise by recruiting senior professionals from major consulting firms, creative design firms and information technology services firms as well as from other companies that provide Internet professional services. We maintain an informal, team-driven and results-oriented culture and provide incentives for our employees through a competitive compensation plan, equity ownership and our stock option plans. We provide training for our employees which is designed to address the rapidly changing technological environment in which our employees are engaged.

  . Expand through strategic acquisitions.   We believe that building a critical
    mass of strategic, technical and creative talent and establishing a multinational presence through both acquisitions and internal growth will provide us with a substantial competitive advantage. We have grown rapidly both organically and through the completion of 12 acquisitions since August 1998. We will continue to pursue strategic acquisitions to acquire expertise in new core competencies and technologies, gain access to additional talented professionals and enter into new geographic markets. We plan to pursue strategic acquisitions of companies that can be assimilated into our existing operations. To complement our existing operations in Atlanta, Chicago, Colorado Springs, Dallas, Los Angeles, New York, Phoenix, San Francisco, Amsterdam and London, we also plan to execute a global growth strategy, initially focusing on Europe and Asia. We believe that reasonable geographic proximity will enhance our prospects for servicing existing customers and attracting future significant customers.

  . Provide services in a broad range of industries.   We believe that our broad
    base of knowledge and expertise is scalable across a wide range of industries. We are currently focusing on expanding our provision of services to new industry segments as a result of acquisitions and additional hiring of personnel. Our Xceed Intelligence research and analysis division, which currently covers 13 industries, also provides us with a strong knowledge base in a variety of market segments. We expect Xceed Intelligence to expand its coverage to additional industries in the future to expand our Internet professional services.


Engagement Methodology

  Our branded engagement methodology is designed to carefully plan and implement successful and innovative eBusinesses for our clients and is enhanced by our depth of experience and expertise in strategic consulting, technology, creative design and marketing. We believe our acquisition of methodfive in February 2000 has enhanced our branded engagement methodology, which consists of the following steps:

  . Business requirements assessment.   Typically, we begin an engagement by
    gathering information, performing research and analysis and gaining a comprehensive understanding of the project scope. This forms the foundation for a series of client workshops, which are led by our strategic services team. The workshops are customized to the client's needs and desired outcomes and allow us to create a blueprint and program from which our multidisciplinary teams can establish a successful Internet-related initiative. Our clients are actively involved in this initial step. Upon completion of the business requirements assessment process, we provide the client with a strategic and tactical plan for its eBusiness.

  . Specifications.   Using the information gathered during the business
    requirements assessment process and the blueprint and program created during the client workshops, we develop detailed functional and technical specifications that are designed to meet the client's business vision. By creating specifications, we seek to ensure that all of the details related to the creation of a web site are accounted for prior to beginning work on the project. Our combination of technical and creative talent reduces the overall risk associated with large-scale development efforts.

  . Creative development and branding.   Using state-of-the-art technologies and
    ideas, our creative team extends or establishes the client's brand online, while developing a user experience that meets the client's business requirements and expectations. Through an interactive and collaborative effort, we work with the client to refine a complete image while developing plans to execute public relations, advertising and marketing needs.

  . Functional prototype.   Before full scale development takes place, we
    produce a prototype that combines user specifications and an agreed-upon image. The prototype allows the client to test the systems that we have developed to ensure that all of its requirements and expectations have been met.

  . Application development and system integration.   We develop, integrate and
    test all of the necessary components, including third-party hardware, software and custom applications for the final launch of the online effort. During this stage, our developers and technologists seek to ensure that the client's business requirements and expectations are fully aligned with the technological infrastructure we have created.

  Once the initial project has been completed, our methodology can be periodically reapplied to maintain and refine the client's eBusiness.

  We believe that our methodology clarifies client expectations, helps our clients achieve faster time to market, reduces the risks associated with the application and integration of emerging technologies, provides consistent procedures for all engagement phases, provides a higher degree of project organization, is cost effective and lowers implementation and technology obsolescence risks.


Services

  We provide a full range of Internet professional services that help our clients capitalize on the reach and efficiency of the Internet. We believe we offer our clients a single source for the services required to identify, design, develop and deploy eBusiness solutions that complement or expand conventional business processes, including:

  . Strategic consulting.   We work with our clients to develop and implement
eBusiness strategy and effect change management.

    -- eBusiness strategy.   We offer strategic advice designed by our business
       and technical experts with industry-specific knowledge. We align client strategic plans with the capabilities of the Internet and the dynamics of the markets and industries in which they compete. We also help our clients turn strategy into action, viewing strategy as the design of the entire business system and an integrated set of actions to continuously redefine competitive advantage.

    -- Change management.   We advise clients with respect to major business and
       cultural changes by assessing current skills and resource requirements, implementing organizational changes and associated measurement systems and creating employee communications plans. Our change management practice helps align our clients' organizational structures and processes with their Internet strategies.

  . Creative design.   We have extensive experience in developing visual and
    interactive content and creating electronic brand campaigns that enhance and extend our clients' relationships with their customers. Our creative design professionals assess and analyze our clients' existing brands, identify opportunities and provide user-focused solutions that help our clients build sustainable, long-term relationships with their customers. To keep up with the increasing complexity of the creative solutions required, we have developed expertise in editorial creation, content management, information architecture, user-interface and rich-media technologies.

  . Technology.   Our technical professionals perform system integration and systems administration services for our clients using industry software products developed by vendors such as Broadvision, Open Market and Vignette, as well as our proprietary applications. Using our extensive in-depth knowledge of the Internet and emerging technologies, we translate strategic, creative and business requirements into sophisticated and functional technology platforms. Recognizing that technical infrastructure is the foundation for clients' Internet solutions, we develop infrastructures designed to be reliable, robust, secure and scalable. Our principal technology services include the design, architecture and development of e-commerce platforms, customer relationship management systems, sales automation systems, electronic markets and exchanges, Internet and intranet portals, as well as the implementation of enterprise middleware and the integration of Internet solutions with legacy systems.

  . Marketing and branding.   Our marketing and branding team creates an
    integrated plan for attracting audiences and building customer bases for the eBusinesses we create. Our competencies in this area include brand creation and positioning, corporate identity and product branding, advertising, media placement, direct marketing and consumer and trade promotions.

  . Intranet/extranet.   Our intranet/extranet practice provides clients with
    both enterprise-wide and functional/workgroup services and component solutions. We help our clients improve their overall business practices by developing intranets and extranets that can be used to increase sales, improve communications and create or enhance business identities. Our solutions in this area have included the creation of new distribution channels, the repositioning of online brands and the integration of a client's operations by opening and expanding lines of communication among the client's employees, customers, distributors and vendors. The practice is centered on our Enterprise Work Portal, which is a service that enables companies to transform their first generation intranets into value-added business tools.

  . Research and analysis.   We believe that deep, industry-specific knowledge
    will separate Internet solutions providers in their attempts to build successful eBusinesses. Our research and analysis group, Xceed Intelligence, provides clients with customized, cutting-edge industry-specific research in 13 industries, such as apparel, finance, sports and entertainment. Our five analysts, who have a collective 27 years of industry experience, produce analyses which enhance our overall ability to provide clients with a clear vision and strategy across multiple market segments. In addition to custom research, Xceed Intelligence leverages its proven methodologies and data pool to produce industry-wide "Intelligence Reports" which are sold to the industry at large. Xceed Intelligence also produces a "Vertical View" e-mail newsletter. Xceed Intelligence's analysts have been cited by numerous publications, including Reuters, Bloomberg, The Associated Press, The Wall Street Journal Interactive, Yahoo! Internet Life, Computer Shopper, Billboard, Women's Wear Daily and Street & Smith's Sports Business Journal.


Client Case Studies

  The following case studies are representative of the services we offer our clients:


 Warner Bros. Online (www.whatisthematrix.com)

  "The Matrix," a science fiction/action movie starring Keanu Reeves and Laurence Fishburne, was one of the top box office hits in the United States in 1999. Our multi-functional team worked closely with the film's development team to create an interactive web site that featured cutting-edge design and comic artwork and original content that related to major themes in the movie and presented a consistent message with the film's other marketing programs. The site also incorporated special hidden content, encouraging users to "hack" into the site, much as the film's characters hack into The Matrix in the film. E-mail exchanges between users helped them find the hidden content and were used to foster ongoing relationships with fans.

  The Matrix web site won a number of awards and accolades, including being named Macromedia's site of the day and received top ratings from Entertainment Weekly, MovieLink and the popular movie gossip site Ain't It Cool News.

  Today, nearly a year after the film's debut, the web site continues to draw substantial fan traffic. In addition to maintaining the web site, we continue to implement modifications allowing the site to be utilized as a promotional vehicle for the ongoing rollout of Matrix-related products.


Pitney Bowes

  Pitney Bowes, a leading provider of informed mail management services to a global clientele, sought to build a world-class intranet to enhance productivity and communications and to promote shared accountability and operational self-reliance among its employees.

  Our mission was to provide a single point of entry for Pitney Bowes employees to access relevant information, resources, tools and automatic transactions in order to decrease processing time, eliminate errors and lower personnel costs. We developed a total solution encompassing strategic planning, legacy database integration, third party content acquisition and management and an internal communications strategy designed to encourage employee participation and satisfaction.

  Specific work we have undertaken for Pitney Bowes includes:

  . process analysis and re-design of their intranet;

  . identification of best-of-class technologies;

  . web architecture/interface design;

  . legacy integration;

  . third-party product integration;

  . communications services; and

  . change management strategy.

  Using intranet technology, we have helped Pitney Bowes transform internal communications and helped them meet the challenges of servicing their clients.


Our Performance Enhancement Business

  Our performance enhancement business offers clients a full-service approach to the establishment of custom designed performance enhancement programs. This full-service approach involves identifying a client's business objectives and budget parameters, and analyzing the demographics of participants to design an effective program with an appropriate mix of awards. Through Maestro, our trademarked Internet and intranet software, our performance enhancement business professionals communicate the business objectives and contest rules to participants and provide participants with rankings and feedback throughout the duration of the program. Maestro enables us to monitor and evaluate the performance of program participants, generate status reports for clients and distribute awards to participants.

  Our performance enhancement business professionals provide services to numerous corporate customers in various industries such as pharmaceuticals, telecommunications, office equipment, insurance and electronics. Our performance enhancement business markets its services through direct contacts by its sales representatives with corporate sales, marketing and human resource executives. Our performance enhancement business has 48 employees with offices in Atlanta, Los Angeles and New York.

  We are currently exploring various strategic alternatives with respect to our performance enhancement business, including the sale of all or part of this business, as this business is not aligned with our current corporate focus.


Clients

  We have provided Internet professional services for a variety of clients in many industries. Because of the strategic and competitively sensitive nature of the engagements we perform for many of our clients, we have agreed to keep some clients' identities confidential. The following is a partial list of clients that we believe is representative of our overall client base:

Performance enhancement business                        Internet professional services
--------------------------------                        -------------------------------
 . Candle                                                . CBS
 . Knoll Pharmaceutical                                  . Cable and Wireless
 . MCI                                                   . Chamberbiz
 . Pfizer                                                . HBO
 . Ricoh                                                 . Nestle

  For the fiscal year ended August 31, 1999, our five largest clients accounted for approximately 41% of our revenues, with Pfizer, Inc. accounting for approximately 26% of our revenues.


Sales and Marketing

  Our sales and marketing efforts are dedicated to strengthening our brand name and enhancing our reputation as a leading provider of Internet professional services. Our sales professionals operate through a coordinated and structured process to evaluate and respond to large numbers of prospective clients and opportunities, target qualified prospects and secure new engagements and joint ventures. We target our sales efforts to multinational corporations, mid-to-large-sized companies and startups and plan to target Fortune 1000, Global 2000 and other companies in the future.

  Our sales efforts are supplemented by marketing and communications activities that we pursue to further build our brand name and recognition in the marketplace. We have public relations, investor relations and marketing groups that also publish industry research and weekly and bi-weekly newsletters, primarily through our Xceed Intelligence group. We seek to enhance the visibility of our brand by attending and speaking at industry conferences and business events, sponsoring trade shows and holding seminars which are designed to promote our services and offerings.


Competition

  Competition in the Internet professional services market is intense, and the market is fragmented and evolving rapidly. We believe that competition will become more focused as Internet professional services companies will grow dramatically through organic and acquired growth.

  Our current competitors include the following:

  . sytems integrators that primarily engage in fixed time/fixed price contracts, such as Sapient and Viant;

  . large systems integrators, such as Andersen Consulting and the consulting arms of the Big Five accounting firms;

  . web consulting firms and online agencies, such as Proxicom and Razorfish;

  . advertising and new media companies, such as True North Communications and Omnicom;

  . the professional services groups of computer equipment companies, such as IBM and Compaq;

  . outsourcing firms, such as Computer Sciences Corporation and Electronic Data
    Systems;

  . general management consulting firms, such as Bain & Company and Booz Allen &
    Hamilton; and

  . internal IT departments of current and potential clients.

  Because relatively low barriers to entry characterize our market, we also expect other companies to enter our market. We believe that the principal competitive factors in our industry are:

  . the speed of development and implementation of eBusiness systems;

  . the quality of services and deliverables;

  . technical, strategic and industry expertise;

  . project management capabilities;

  . reputation and experience of professionals delivering the service;

  . the effectiveness of sales and marketing efforts;

  . brand recognition;

  . size of firm; and

  . value of the services provided compared to the price of such services.

  Our performance enhancement business competes with numerous companies that provide incentive or performance enhancement services. These companies include Maritz, Inc., Carlson Marketing Group and BI Performance Services.


Intellectual Property Rights

  We rely upon a combination of trade secrets, nondisclosure and other contractual arrangements, and copyright and trademark laws, to protect our proprietary rights. We enter into confidentiality agreements with our employees, generally require that our consultants and clients enter into such agreements, and limit access to and distribution of our proprietary information.

  Our business involves the development of technology solutions for specific client engagements. Ownership of these solutions is the subject of negotiation and is frequently assigned to the client, although we may retain a license for certain uses. Some clients have prohibited us from marketing the solutions developed for them for specified periods of time or to specified third parties and there can be no assurance that clients will not demand similar or other restrictions in the future. Issues relating to the ownership of and rights to use solutions can be complicated and there can be no assurance that disputes will not arise that affect our ability to resell or reuse such solutions.

Employees, Recruiting and Training

  At August 31, 2000, we had 623 full time employees. We believe that we maintain high employee retention rates as compared to the industry average by paying competitive salaries, granting stock options and providing other benefits.

  We dedicate significant resources to our recruiting efforts. We believe a strong human resources and recruiting division is necessary to expand our current employee base and retain our high employee retention rates.

  Our internal recruiting efforts primarily focus on supplying quality personnel to each of our business units. In addition to the efforts of our in-house recruiting group, we seek to meet our hiring needs through:

  . referrals from our existing employees;

  . technical and executive search firms;

  . use of ITS, an online information tracking system which acts as a resume repository and search engine and also is used to distribute and track job requisitions;

  . online resume databases such as Monster.com and ComputerJobs.com; and

  . attendance at job fairs targeted to the specific talent we are seeking.

  We provide a one-week intensive training program for our new employees which is designed to educate them on our business strategy, the methodologies and technical competencies that are required for successful project delivery and our corporate culture. We also have formal, mandatory training for all of our employees in their core competencies on an annual and semi-annual basis. Our training programs utilize a comprehensive curriculum of courses that focus on such areas as project analysis, project management, programming languages and development skill sets. We strongly believe that comprehensive training is necessary to ensure that all aspects of the project cycle are performed by our employees in a uniform and consistent manner and that best practices are effectively utilized.

  Our employees are not represented by any union and, except for senior management and certain other employees, are retained on an at-will basis. We believe we have a good relationship with our employees.


Properties

  We lease a variety of offices and facilities for our operations. Our principal executive offices are currently located in the former Woolworth building at 233 Broadway, New York, New York 10279, where we maintain approximately 105,000 square feet under a lease that expires in 2010, with an option to renew for an additional five years. We lease a total of approximately 200,000 square feet for our 31 offices in Atlanta, Chicago, Colorado Springs, Dallas, Los Angeles, New York, Phoenix, San Francisco, Amsterdam and London.

  We believe that our properties are adequate for our current needs and that additional space will be available as needed.


Legal Proceedings

  We are involved in various lawsuits and claims incidental to our business. In the opinion of management, the ultimate liabilities, if any, resulting from these lawsuits and claims, will not materially affect our financial position or results of operations.


                                 LEGAL MATTERS

  The validity of the shares of common stock offered hereby will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                    EXPERTS

  The consolidated financial statements for the year ended August 31, 1999, incorporated in this prospectus by reference from the company's annual report on Form 10-K/A for the year ended August 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a restatement of the 1999 financial statements), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  Our consolidated financial statements for the fiscal years ended August 31, 1998 and 1997, incorporated in this prospectus by reference to our annual report on Form 10-K/A for the fiscal year ended August 31, 1999, have been audited by Holtz Rubenstein & Co., LLP, independent auditors, as stated in their report, which is incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copy of these documents filed as an exhibit to the registration statement or otherwise filed by us with the SEC for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

  We are also subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. The registration statement, including the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the SEC may be obtained from the SEC's Internet address at http://www.sec.gov.

  The SEC allows us to "incorporate by reference" into the prospectus the information we have filed with them. The information incorporated by reference is an important part of this prospectus and the information that we file subsequently with the SEC will automatically update this prospectus. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the initial filing of this registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

  . Our Annual Report on Form 10-K for the year ended August 31, 1999, filed with the SEC on November 29, 1999, as amended by our report on Form 10-K/A, filed with the SEC on April 11, 2000;

  . Our Quarterly Report on Form 10-Q for the quarter ended November 30, 1999, filed with the SEC on January 14, 2000, as amended by our report on Form 10-Q/A filed with the SEC on April 11, 2000;

  . Our Quarterly Report on Form 10-Q for the quarter ended February 29, 2000, filed with the SEC on April 14, 2000;

  . Our Quarterly Report on Form 10-Q for the quarter ended May 31, 2000, filed with the SEC on July 13, 2000;

  . Our Current Report on Form 8-K, filed with the SEC on January 20, 2000;

  . Our Current Report on Form 8-K, filed with the SEC on January 28, 2000;

  . Our Current Report on Form 8-K filed with the SEC on February 16, 2000, as amended by our Current Report on Form 8-K/A, filed with the SEC on April 11, 2000;

  . Our Current Report on Form 8-K filed with the SEC on April 5, 2000; and

  . Our Current Report on Form 8-K filed with the SEC on August 10, 2000.

  You may request a copy of these documents, which will be provided to you at no cost, by contacting: Xceed Inc., 233 Broadway, New York, New York, 10279,
Attention: Investor Relations, (212) 553-2427.

---------------------------------------------     ---------------------------------------------
 You should rely only on the information
 contained or incorporation by reference in
 this prospectus. We have not authorized
 anyone to provide you with different or
 additional information.  This prospectus is
 not an offer to sell nor is it seeking an
 offer to buy shares of our common stock in                      32,108,787 Shares
 any jurisdiction where the offer or sale is
 not permitted.  The information contained                        [XCEED LOGO]
 or incorporated by reference in this
 prospectus is correct as of the date of                          Common Stock
 this prospectus, regardless of the time of
 the delivery of this prospectus or any sale                     --------------
 of our common stock.                                              PROSPECTUS
          _________________                                      --------------
          TABLE OF CONTENTS
          _________________
                                            Page
                                            ----

Xceed Inc....................................  1
Risk Factors.................................  3
Forward-Looking Statements...................  3
Selling Shareholders.........................  4
Plan of Distribution.........................  4
Use of  Proceeds.............................  5
Our Business.................................  6
Legal Matters................................ 15
Experts...................................... 16
Where You Can Find More Information.......... 16
                                                                          .          , 2000



---------------------------------------------     ---------------------------------------------

                                    PART II


Item 14.   Other Expenses of Issuance and Distribution

  We estimate that expenses in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, will be as follows:


  Item                                                Amount
------                                               --------
  Registration fee  ...............................   $15,497
  NASDAQ National Market listing fee  .............   $     0
  Attorneys' fees and expenses  ...................   $ 7,000
  Accountants' fees and expenses  .................   $ 5,000
  Printing and engraving  .........................   $ 5,000
  Registrar's fees and expenses  ..................   $     0
  Miscellaneous  ..................................   $     0
                                                      -------
     Total  .......................................   $32,497


Item 15.   Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers, employees and agents of corporations for liabilities arising under the Securities Act of 1933.

  Our certificate of incorporation and bylaws provide for indemnification of the registrant's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.


Statutory Provisions

  Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care. The provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

  Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any persons who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that the directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter.

  An indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Delaware General Corporation Law. The indemnification provided by the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Delaware General Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of the person.


Our Charter Provisions

  Our certificate of incorporation limits the director's liability for monetary damages to our company and its stockholders for breaches of fiduciary duty except under the circumstances outlined in Section 102(b)(7) of the Delaware General Corporation Law as described above under "Statutory Provisions."

  To the extent indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 16.   Exhibits and Financial Statement Schedules

   Exhibit
----------
   Number
----------
   4(a) Form of Common Stock Purchase Warrant issued by Xceed Inc. to each of Peconic Fund, Inc., Leonardo, L.P. and HFTP Investment, L.L.C. on January 13, 2000 (1)


   4(b) Form of Common Stock Purchase Warrant issued by Xceed Inc. to each of Peconic Fund, Inc., Leonardo, L.P. and HFTP Investment, L.L.C. on April 4, 2000 (2)


   5(a)     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.


  10(a) Subscription Agreement dated January 13, 2000 by and among Xceed Inc., Peconic Fund, Inc., Leonardo, L.P. and HFTP Investment, L.L.C.
            (1)


  10(b) Registration Rights Agreement dated January 13, 2000 by and among Xceed Inc., Peconic Fund, Inc., Leonardo, L.P. and HFTP Investment, L.L.C. (1)


  10(c) Agreement dated April 4, 2000 by and among Xceed Inc., Peconic Fund, Inc., Leonardo, L.P. and HFTP Investment, L.L.C. (2)


  23(a)     Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
            Exhibit 5(a))


  23(b)     Consent of Deloitte & Touche LLP


  23(c)     Consent of Holtz Rubenstein & Co., LLP


  24(a)     Power of Attorney (included on signature page of this Form S-3)

----------------
(1) Incorporated by reference from our Current Report on Form 8-K, dated January 17, 2000 and filed with the Commission on January 20, 2000.

(2) Incorporated by reference from our Current Report on Form 8-K dated April 4, 2000 and filed with the Commission on April 5, 2000.

Item 17.   Undertakings

  We hereby undertake:

(a)(1) To file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

     (iii) Include any additional or changed material information on the plan of distribution.


(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) To supplement the prospectus, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Xceed in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Xceed certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on September 28, 2000.

                                  XCEED INC.

                                  By: /s/ Howard A. Tullman
                                  ------------------------------------------
                                     Name: Howard A. Tullman
                                     Title: Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                Title                           Date
----------------------------------------  ----------------------------------   -----------------------

 /s/ Scott A. Mednick                     Co-Chairman                           September 28, 2000
---------------------------------
Scott A. Mednick

/s/ Howard A. Tullman
---------------------------------         Chief Executive Officer               September 28, 2000
Howard A. Tullman                         (principal executive officer)

/s/ Werner G. Haase
---------------------------------         President and Co-Chairman             September 28, 2000
Werner G. Haase

/s/ John A. Bermingham
---------------------------------         Director                              September 28, 2000
John A. Bermingham

/s/ Norman Docteroff
---------------------------------         Director                              September 28, 2000
Norman Docteroff

/s/ Terry A. Anderson
---------------------------------         Director                              September 28, 2000
Terry A. Anderson

/s/ Edward Bennett
---------------------------------         Director                              September 28, 2000
Edward Bennett


_________________________________         Director
Raymond Marcy

/s/ John P. Gandolfo
---------------------------------         Senior Vice President and Chief       September 28, 2000
John P. Gandolfo                          Financial Officer (principal
                                          financial and accounting
                                          officer)